UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
-------------------------

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)	July 24, 2006

vFINANCE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11454-03	58-1974423
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3010 North Military Trail, Suite 300, Boca Raton, Florida 33431

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code:	(561) 981-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 21, 2006, Sheila C. Reinken, resigned as Chief Financial Officer and Chief Administrative Officer of vFinance, Inc. (the “Company”).

On July 24, 2006, Alan B. Levin was appointed the Company’s principal financial and accounting officer, with the title of Interim Chief Financial Officer.

Mr. Levin, age 42, has been the Controller of the Company since June 2005. Prior to joining the Company, Mr. Levin served as Chief Financial Officer for United Capital Markets, Inc. from September 2000 to January 2005.

Under the terms of his employment agreement, Mr. Levin is entitled to an annual base salary of $135,000, plus certain incentive bonuses. No later than six months from July 24, 2006, if the Company converts Mr. Levin’s status from Interim Chief Financial Officer to Chief Financial Officer, then Mr. Levin’s annual base salary will increase to $165,000. In addition, the Company granted to Mr. Levin five-year options to purchase 500,000 shares of the Company at an exercise price of $0.20 per share, of which 125,000 options shall vest on July 24, 2007, and 125,000 options shall vest each subsequent yearly anniversary thereafter provided that Mr. Levin is employed on the applicable vesting date. Mr. Levin’s employment is terminable at will. Upon a change of control in the Company, Mr. Levin’s options would vest immediately.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Title

10	Employment Agreement dated July 24, 2006 between vFinance, Inc. and Alan B. Levin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

vFINANCE, INC. By: /s/ Leonard J. Sokolow Name: Leonard J. Sokolow Title: President and Chief Executive Officer

Date: July 26, 2006

EXHIBIT INDEX

Exhibit	Description

10	Employment Agreement dated July 24, 2006 between vFinance, Inc. and Alan B. Levin.